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                                                                   EXHIBIT 5(a)



                      LETTERHEAD OF BROWN & WOOD LLP



                                                      December 3, 1997




Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York  10281


Dear Sirs:

   We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about December 3, 1997 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 10,000,000 shares of Common Stock, par value $1.33 1/3 per share (including Preferred Stock Purchase Rights) (the "Common Stock") of Merrill Lynch & Co., Inc., together with such indeterminable amount of interests (the "Interests") in the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan (the
"Plan") as may be purchased with contributions under the Plan. In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

   Based upon the foregoing, we advise you that, in our opinion, (i) the shares of Common Stock purchased with contributions under the Plan will be legally issued, fully paid and nonassessable and (ii) the Interests, to the extent such Interests vest to the benefit of the participants in the Plan, will have been duly and validly authorized and will be valid Interests.

   We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                                      Very truly yours,



                                                      /s/ Brown & Wood LLP